Exhibit 10.1

SPECIAL DISCRETIONARY BONUS FOR THE CHIEF EXECUTIVE OFFICER

The following is a description of a special discretionary bonus to be paid to the Chief Executive Officer of Zenith National Insurance Corp. (the “Company”) outside of the Executive Officer Bonus Plan.  This description is provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K requiring a written description of a compensatory arrangement when no formal document contains the compensation information.

In addition to other compensation arrangements that the Company has adopted, the Compensation Committee, in its discretion, may award bonuses on a recurring or nonrecurring basis outside of the Executive Officer Bonus Plan in amounts that are determined, taking into account factors used to determine Executive Officers’ base compensation and any other factors the Compensation Committee determines to be relevant.  Amounts paid as special discretionary bonuses do not come under the exceptions set out in Section 162(m) of the Internal Revenue Code of 1986, as amended, and may not be deductible for federal income tax purposes to the extent a recipient’s other income is greater than $1,000,000 and does not fall within one of the exceptions.

On January 12, 2005, the Compensation Committee of the Board of Directors of the Company awarded Stanley R. Zax, Chairman and President, a special discretionary bonus of $1,000,000.  This bonus was in recognition of the performance in the Company’s investment portfolio that was achieved in 2004 due to Mr. Zax’s direct involvement.